Exhibit 10.6

Apollo Group, Inc.

REVISED AND RESTATED

MASTER SERVICES AGREEMENT

This Revised and Restated Master Services Agreement (“Agreement”) is made and entered into this I° day of October, 2012 (“Effective Date”) by and between Apollo Group, Inc., an Arizona Corporation (“Apollo Entity”), and iHispano.com LLC (“Company”),

WHEREAS, Apollo Entity and Company entered into as of January 19, 2011, a Master Marketing Services Agreement (“The Prior Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Apollo Entity and Company agree as follows;

1. PURPOSE OF AGREEMENT, This Agreement sets forth the terms and conditions applicable to all services (“Services”) to be provided by Company to Apollo Entity as more fully described on the Statement of Work or other form attached hereto as Exhibit A and executed by an authorized representative of each party to this Agreement (“SOW”).

(a) Revision and Restatement, Apollo Entity and Company agree that the Prior Agreement is hereby revised and restated in its entirety to read as set forth in this Agreement, and accordingly, as of the date of this Agreement, this Agreement shall supersede the Prior Agreement in all respects. This Agreement does not include advertising services. Any advertising services performed by Company for Apollo Entity or Apollo Affiliates must be authorized by Apollo Entity under a duly executed Insertion Order subject to the Apollo Group Marketing Standard Terms and Conditions.

2. DEFINITIONS:

“Apollo Affiliate” means Apollo Group, Inc. and any entity that wholly or partially controls, is controlled by, or is in common control with Apollo Group, Inc.

“Apollo Data” means all data stored, prepared or submitted by any Apollo Affiliate in the Hosted Service, including, but not limited to the Reports, all emails, web site content, photographs, logos, trademarks, service marks, domain names, drawings, materials, specifications, designs, ideas, and other data or information of any nature furnished by Apollo Entity to Company for the performance of the Services,

“Apollo Indemnified Parties” means Apollo Entity, Apollo Affiliates, their respective directors, officers, employees, shareholders and agents and all of their respective successors and permitted assigns.

“Apollo Property” means all Apollo Entity intellectual property, including by not limited to: (i) Apollo Entity trademarks, tradenames, service marks, symbols, logos, brand names and other proprietary indicia of Apollo Entity under common law, state law, federal law and laws of foreign countries (collectively, “Apollo’s Marks”); (ii) Apollo Entity trade secrets, and all trade secret rights and equivalent rights arising under the common law, state law, federal law and laws of foreign countries; (iii) Apollo’s Work; and (iv) Apollo Data.

“Apollo’s Work” means all materials and intellectual property created by Apollo Entity in connection with this Agreement.

“Category” means for-profit or non-profit higher educational institutions.

“Confidential Information” means all confidential and proprietary information of Company or Apollo Entity or Apollo Affiliates, disclosed, prior to the execution of this Agreement or after, whether orally or in writing, that is specifically designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including, but not limited to, the following: terms and conditions of this Agreement (including pricing and other terms set forth herein), Deliverables, Apollo Property, customer information and data Student Information (as defined below), Personal Information (as defined below), financial information, any information pertaining to the business organization, operations or plans, business records and plans, marketing strategies, cost, discounts, product design information and technical information.

“Deliverables” means the tangible items (including without limitation any computer programs, plans, business metrics_ configurations, documents, processes models, interfaces, test cases, notes and data) that Company will provide to Apollo Entity as specified in the SOW, and related ideas, inventions, methods, processes, concepts, know-how, and techniques.

“Hosted Service” means the Education2Career Site(s), web-based applications and supporting services provided by Company, and any and all instances of the Hosted Service previously developed by Company for Apollo Affiliate University of Phoenix (“UOPX”), as further described in an applicable SOW and the Prior Agreement.

“Personal Information” means any information that Company obtains in any manner from any source during or in connection with its performance of this Agreement that concerns any of Apollo Entity’s or any Apollo Affiliate’s prospective, former and existing students, customers Or employees_ Personal Information includes, without limitation, names, addresses; telephone numbers, e-mail addresses, social security numbers, credit card numbers, call-detail information, student records, purchase information, product and service usage information, account information, credit information, demographic and any other personally identifiable information.

“Student Information” means any student or alumni information of Apollo Entity or an Apollo Affiliate, including but not limited to student or alumni names, email addresses, identification code or other academic or financial records.

“Reports” means all data provided by the Hosted Service.

“Site” means a website created using the Services.

“Territory” means worldwide.

“Third Party Processor” means a third party that Apollo Entity uses to process purchase orders and invoices

“User” refers to any individual or entity that uses any aspect of the Hosted Service.

“User Data” means any information collected from Users accessing the Hosted Service.

3. STATEMENTS OF WORK. Each SOW shall contain an itemized list of all Services to be provided, together with the price to be charged therefor and shall be signed by an authorized representative of each party to this Agreement. Each SOW shall incorporate this Agreement by reference as though the Agreement is fully set forth therein. Each SOW shall include, at a minimum: (i) a description of the Services and/or Deliverables to be provided by Company under the SOW; (ii) each party’s specific responsibilities and obligations with respect thereto; delivery and/or performance schedules; and (iv) any other information the parties deem necessary or appropriate to be included in the SOW. The terms and conditions of this Agreement shall be applicable to all Deliverables. In the event of a conflict between any SOW and this Agreement, the terms and conditions set forth in this Agreement shall govern unless the parties specifically and expressly state otherwise in such SOW.

4. PAYMENT TERMS.

(a) Fees. In consideration for the Services and/or Deliverables, subject to Sections 5 and 6 of this Agreement, Apollo Entity shall pay Company the fees and/or other consideration for the Services and/or Deliverables (“Fees”) set forth in the SOW Unless otherwise agreed by the parties in writing, the currency to be used for payment ante Fees is the United States Dollar.

(b) Expenses. Apollo Entity shall reimburse Company for any expenses incurred in connection with performing the Services and/or Deliverables (“Expenses”), but only to the extent the Expenses are specifically itemized in the SOW and authorized in advance by Apollo Entity in writing. Except as specified in the SOW, Company shall not be entitled to payment from Apollo Entity for any other expenses, charges, fees or costs incurred by Company and associated with the Services and/or Deliverables. Notwithstanding anything to the contrary in any document, reimbursable Expenses shall be on a pass-through basis only, and in no event shall Apollo Entity pay Company a mark-up or process fee of any kind with respect to such Expenses. To the extent Apollo Entity advances payment to Company for any Expenses to he incurred by Company, upon payment of such Expenses by Apollo Fruity to Company, Company shall he fully liable for the payment and performance of all such Expenses and shall defend, indemnify and hold Apollo Indemnified Parties harmless from any third-party claims for all or any portion of such Expenses.

(c) Invoice Terms. Unless otherwise specified in the SOW, Company shall issue invoices to Apollo Entity on a monthly basis. Invoices shall contain sufficient descriptions of activities that have or shall be performed in the billing period, with supporting data and reports, as applicable, and such other information, all as reasonably required by Apollo Entity for its internal accounting purposes and specified by Apollo Entity to Company from time to time. Unless otherwise set forth in writing between the parties, Apollo Entity will pay all undisputed invoices within sixty (60) calendar days of Apollo Entity’s receipt of such invoice. Unless expressly stated otherwise in writing between the parties, all Services and/or Deliverables must be delivered and/or fully completed and accepted prior to payment. Apollo Entity may setoff monies owed to Company against monks due from Company under any other contracts) between Apollo Entity or an Apollo Affiliate and Company and its affiliated companies.

(d) Invoice Processing. Company acknowledges that Apollo Entity may use a Third Party Processor to process its invoices and purchase orders. Such Third Party Processor will have standard terms and conditions that will govern Company’s use of the Third Party Processor services in connection with Apollo Entity purchase orders and invoices. Company agrees to accept such terms and conditions, including, without limitation, any required service fees. Company further agrees that, by accepting such Third Party Processor terms, it is entering into a separate agreement with such Third Party Processor, and Apollo Entity will have no liability for, or relationship to, such transaction. Without the prior written consent of Apollo Entity, Apollo Entity will not accept any invoices or purchase orders unless Company uses such Third Party Processor.

(e) Taxes. Company shall be responsible for collecting and remitting all applicable taxes, if any, due in connection with Company’s sale of Services and delivery of any Deliverables to Apollo Entity.

Company shall pay, satisfy and perform, and hold Apollo indemnified Parties harmless from, all related taxes and other governmentally imposed fees and charges including, but not limited to, all federal, state and local taxes, levies, fees and assessments.

5. TERM AND TERMINATION.

(a) Term. Except as otherwise stated in the SOW, this Agreement shall commence as of the Effective Dale and shall continue for a term of one (1) year after the Effective Date, unless: (i) earlier terminated pursuant to a right of termination specified in this Agreement or (ii) renewed pursuant to a written agreement or amendment executed by each party hereto. Nothing contained in this Agreement shall be deemed to create any express or implied obligation on either party to renew or extend this Agreement. Each party, in its sole discretion, may determine, for any reason whatsoever, not to renew or extend this Agreement Any purchase and sale of Services and/or Deliverables after expiration or termination of this Agreement shall not he construed as a renewal or extension of this Agreement, nor as a waiver of termination.

(b) Termination of Agreement. This Agreement may he terminated: (i) in whole or in part, without cause, by Apollo Entity by providing thirty (30) calendar days written notice to Company; (ii) immediately by Apollo Entity upon any violation of the law by Company; (iii) immediately by Apollo Entity if Company breaches this Agreement or fails to fulfill its obligations in accordance with the terms of this Agreement, and such failure continues for ten (10) business days after notice is provided by Apollo Entity to Company: (iv) upon any insolvency or suspension of Company’s operations or any petitions filed or proceeding made by or against Company under any state, federal or other applicable law relating to bankruptcy, arrangement, reorganization, receivership or assignment for the benefit of creditors or other similar proceedings; or (v) as otherwise provided herein.

(c) Effect Of Termination. Upon termination of the Agreement, Apollo Entity shall be responsible for payment for all conforming Services and/or Deliverables provided by Company and accepted by Apollo Entity in accordance with the acceptance procedures set forth in this Agreement, through the effective date of termination, less any money paid in advance for Services or Deliverables that are nonconforming, rejected or not rendered to Apollo Entity. Upon termination of the Agreement, Apollo Entity shall receive a refund for any prepaid Services and/or Deliverables not provided by Company or not accepted by Apollo Entity. Company expressly agrees that Apollo Entity will not he liable to Company for any compensation, loss or damage resulting from termination of this Agreement, including any loss of prospective profits, consequential damages, indemnification or any damage occasioned by loss of goodwill or by reason of any expenditures, investments, leases or other commitments made in anticipation of the continuance of this Agreement; provided, however, that nothing in this Agreement shall relieve either party from liability to the other party for actual damages arising out of any breach of this Agreement.

(d) Termination of SOW. Unless otherwise specified in a SOW, Apollo Entity may terminate any SOW at any time, with or without cause, by providing Company with at least thirty (30) calendar days prior written notice. Upon such termination of a SOW: (i) Apollo Entity shall be responsible for payment for all conforming Services and Deliverables provided by Company and accepted by Apollo Entity in accordance with the acceptance procedures set forth in this Agreement through the effective date of such termination, less any money paid in advance for Services and Deliverables that are nonconforming, rejected or not rendered to Apollo entity; and (ii) unless otherwise stated in the SOW termination notice, Company shall continue to perform, fulfill and deliver the Services and/or Deliverables obligations, including delivery of any work in progress, as scheduled under the SOW through such effective date of termination.

(d) Survival. The parties’ rights and obligations, which by their nature would continue beyond the expiration or termination of this Agreement, including but not limited to those regarding indemnification, insurance, compliance, with laws, warranties, confidentiality and access to Student Information and Personal information, shall survive any termination or expiration of this Agreement.

6. ACCEPTANCE. Apollo Entity shall have thirty (30) calendar days following delivery of the Deliverables and/or completion of the Services to review such Services and/or Deliverables provided by Company hereunder or under an applicable SOW, if during such thirty (30) calendar day period Apollo Entity determines, in its sole and absolute discretion, that certain Services and/or Deliverables are not acceptable to it, Apollo Entity may notify Company of such non-acceptance in writing setting forth the reasons that such Services and/or Deliverables are not acceptable to Apollo Entity, Within five (5) business days of Company’s receipt of such notice, Company shall take all reasonable steps necessary to make such Services and/or Deliverables acceptable pursuant to the details provided in such notice by Apollo Entity, If Company is unable to make such Services and/or Deliverables acceptable to Apollo Entity, in its sole and absolute discretion, within the five (5) business day period, Apollo Entity may reject such Services and/or Deliverables by providing Company with written notice of rejection. Within thirty (30) calendar days of Company’s receipt of Apollo Entity’s written notice of rejection, Company shall provide Apollo Entity with a refund for lees for such Services and/or Deliverables. Prior payment by Apollo Entity does not constitute acceptance of the Services and/or Deliverables nor does it impair any rights or remedies of Apollo Entity for nonconforming Services and Deliverables. Apollo Entity’s delay or failure to accept or reject the Services and/or Deliverables shall not relieve Company of its obligations to provide Services and/or Deliverables that conform to the terms of this Agreement. Nothing contained in this Section shall affect the right to reject the Services and/or Deliverables.

7. TIME FOR PERFORMANCE. Time is of the essence in the performance of the Services and/or Deliverables under the Agreement. Company acknowledges that any milestones for the Services and/or Deliverables set forth in the SOW are critical to enabling Apollo Entity to meet its business goals and objectives, and Company shall meet any milestones or other deadlines set forth in the SOW.

8. NO LICENSE. Except as otherwise set forth in this Agreement, nothing in this Agreement shall be construed as granting Company any license or other right under any patent, trademark or copyright owned by Apollo Entity or any Apollo Affiliates.

9. OUTSIDE SERVICES: This Agreement does not preclude Company from providing services to other parties so long as such services do not interfere with Company’s performance of its obligations under this Agreement and provided any such other relationship(s) is/(are) consistent with this Agreement, including but not limited to any non-compete restrictions and confidentiality obligations under this Agreement.

10. EMPLOYEES, AGENTS AND SUBCONTRACTORS. Any employees, agents, contractors or subcontractors of Company (“Personnel”) that it intends to have perform all or any portion of the Services shall be identified on the applicable SOW. Company shall require each Personnel to execute a written non-disclosure agreement no less restrictive than the confidentiality obligations of this Agreement, Notwithstanding Apollo Entity’s consent to use of any such Personnel, Company shall remain primarily liable for the performance of such Personnel.

COMPLIANCE WITH INFORMATION SECURITY STANDARDS. Company shall comply with Apollo Group’s Third Party Information Security Standards located at http://www.apollogrp.edu/Vendor/PDF/ITPoliciesThirdParty.pdf, as amended from time to time in Apollo Entity’s sole discretion, with respect to any and all access, storage, and use of Apollo Entity’s information technology (“IT”) assets. IT assets include, but are not limited to: (i) information, such as databases, hosted data, computer files, documentation, manuals, plans and audit logs; (ii) software, such as application and system software; and (iii) physical equipment, such as computer hardware, peripheral devices and communication. Company will promptly notify Apollo Entity if it becomes aware of any violation of this Section or has any reason to believe that a violation has occurred or is likely to occur. Any actual or alleged violation of this Section by Company or its Personnel shall be grounds for immediate termination of this Agreement by Apollo Entity.

12. DELIVERABLES AND INTELLECTUAL PROPERTY RIGHTS.

(a) All Deliverables, unless Apollo Entity has not paid the Fees due for such Deliverable according to the terms of this Agreement, shall be and remain the sole and exclusive property of Apollo Entity and Apollo Entity shall exclusively retain all ownership and intellectual property rights therein. If is deemed to retain any intellectual property rights in any Deliverables, or if any Deliverable is not deemed a “work for hire” by operation of law, Company hereby irrevocably assigns and Apollo Entity hereby accepts all rights, title and interests in any intellectual property rights in such Deliverable without further consideration. Company acknowledges, and shall cause any of its Personnel to acknowledge, that Apollo Entity and its successors and permitted assigns, shall have the right to obtain and hold in its own name any intellectual property rights in and to the Deliverables. Company agrees to execute, and shall cause any of its Personnel to execute as applicable, any documents or, at Apollo Entity’s sole reasonable cost, take any other actions as may reasonably be necessary, or as Apollo Entity may reasonably request, to perfect Apollo Entity’s intellectual property rights in any such Deliverables. At any time, Apollo Entity may request and Company shall promptly provide Apollo Entity with copies on industry standard media of all executable code, object code, source code and documentation for any and all software included as a Deliverable, whether completed or works-in-progress. Company acknowledges that there are, and may be, future rights that Apollo Entity may otherwise become entitled to with respect to the Deliverables that do not yet exist, as well as new uses, media, and means and forms of exploitation throughout the world exploiting current or future technology yet to he developed, and Company specifically intends that the foregoing assignment of rights to Apollo Entity and it hereby does include all such now known and unknown uses, media, and means and forms of exploitation throughout the world.

(b) It is understood that each party shall be free to use its general knowledge, skills and experience outside the scope of this Agreement. Company shall retain the sole and exclusive ownership of all intellectual property rights in Company party materials, ideas, inventions, concepts, know-how, techniques, methods and processes in existence prior to the effective date of an applicable SOW (^Company Pre-Existing IP”). Company hereby grants to Apollo Entity, and Apollo Entity hereby accepts, a non-exclusive, worldwide, transferable, perpetual, fully-paid license to use, copy, modify, distribute and sublicense all Company Pre-Existing IP provided by Company as part of the Services and/or Deliverables under an SOW, solely as integrated into or used with the applicable Services and/or Deliverables.

(c) Company hereby grants Apollo Entity an exclusive license for an unlimited number of Users to access, in accordance with the terms of this Agreement, during the Term, the Hosted Service (the “License”). Apollo Entity acknowledges that the Hosted Service (excluding the Deliverables and any Apollo Property) is the sole property of Company. The License shall include all system upgrades, patches and updates to the Hosted Services. Company will provide error correction and maintenance services in accordance with the Service Level Agreement attached hereto as Exhibit B. Except as otherwise set forth in this Agreement, Company: (i) is not responsible for the receipt of’ email from Apollo Entity’s System or network by any other system or network; (ii) makes no representations or warranties as to the ability of the tipster! Service to support or function with any non-specified third party software or hardware; (iii) is not responsible for third-party systems, including but not limited to the maintenance file availability, server responsiveness, software licensing, accuracy of data or networked locations created and/or maintained by a third party and (iv) is not responsible for third-party server or system performance and/or availability when a functional or technical component of the Hosted Service is dependent on such server or system performance and availability.

(d) Apollo Entity shall retain ownership of all Apollo Property, including Apollo Work created in connection with this Agreement, Apollo hereby grants to Company, during the term of this Agreement, a limited, non-exclusive, non-transferable license to use Apollo Data in the Hosted Service solely for the purpose of providing the Services.

(e) Company will not use Apollo’s Marks in a manner that disparages Apollo Entity, Apollo Marks or Apollo Entity products or services, or portrays Apollo Entity, Apollo Marks or Apollo Entity products or services in a false, competitively adverse or poor light. Company will comply with Apollo Entity’s requests as to the use of Apollo’s Marks and will avoid any action that diminishes the value of such Marks. Company’s unauthorized use of the Apollo’s Marks is strictly prohibited. Company’s use of Apollo Marks and any and all goodwill associated therewith or that may accrue as a result of such use will inure solely to the benefit of Apollo Entity.

(f) Company agrees not to remove any copyright or other proprietary rights notices from any copies, in whole or in part, of any of the Apollo Material which it may obtain hereunder.

13. RESOURCES AND EQUIPMENT. Except as otherwise provided in this Agreement or any SOW, Company, at Company’s sole expense, shall supply all elements, rights, material, supplies, personnel, equipment, facilities and other resources necessary or appropriate for the provision of the Deliverables and the performance of the Services. Any equipment owned, supplied, and utilized by Company in the performance of the Services herein shall remain the sole property of Company. Any equipment or property owned by Apollo Entity that may be used in accordance with the fulfillment of this Agreement shall remain the sole property of Apollo Entity and be returned to Apollo Entity upon its demand but in no event later than upon completion of the Services. Company shall hear the risk of loss or damage to all of the equipment, tools, materials, supplies and other resources of Apollo Entity used pursuant to this Agreement.

14. PERSONNEL

(a) Apollo Entity shall have the right to approve the initial and any subsequent or replacement Personnel of Company prior to such Personnel being assigned to provide the Services and/or Deliverables to Apollo Entity. Company shall replace any of Personnel who are not reasonably acceptable to Apollo Entity within two (2) business days of Apollo Entity’s written request: provided that i [‘such Personnel poses an immediate threat to Apollo Entity’s personnel and/or business operations, Company either shall take such action as requested by Apollo Entity to address such threat or immediately remove the Personnel from providing Services and/or Deliverables to Apollo Entity. Unless otherwise specified in the SOW, Company shall have the right to remove, reassign or take any other employment-related action in regard to any of its Personnel furnished pursuant to this Agreement. In the event of such removal or reassignment, Company will furnish to Apollo Entity a qualified replacement Personnel as soon as reasonably possible, which shall not exceed ten (10) calendar days.

(b) Company shall at all times be solely liable for the acts and omissions of the Personnel. At no time will Personnel be deemed an employee of Apollo Entity or any Apollo Affiliate or under the control of Apollo Entity or any Apollo Affiliate during the term of this Agreement. Neither Apollo Entity nor any Apollo Affiliate will he responsible in any manner for any salaries or compensation whatsoever of Personnel and no such Personnel shall have any right to any benefit or privileges as an employee, contractor, subcontractor or agent of Apollo Entity or any Apollo Affiliate, Company shall provide, at its sole expense, Worker’s Compensation insurance as required by law for all Personnel. Company shall be responsible for: (1) selecting and hiring Personnel in compliance with all applicable laws; (ii) paying the Personnel’s wages and other benefits in accordance with applicable laws; paying or withholding all required payroll taxes and mandated insurance premiums; and (iii) fulfilling Company’s obligations with respect to unemployment compensation. Company shall indemnify, defend, hold harmless and release the Apollo Indemnified Parties from any claims made by any Personnel against the Apollo Indemnified Parties alleging claims of personal injury or rights or benefits as an employee, contractor, subcontractor or agent of the Apollo Indemnified Parties, including any payroll related claims and other such claims, including but not limited to, wages, benefits, taxes, withholdings and social security claims.

(c) Company shall be liable for and shall pay to Apollo Entity the actual cost of repair and other costs, expenses and losses sustained by Apollo Entity on account of damages to its or any Apollo Affiliate’s personal property and premises (collectively, “Property”) caused by Personnel. Personnel shall use reasonable care to prevent damage to said Property and shall at all times keep and maintain the Property in a safe, clean, wholesome and sanitary condition under all applicable laws.

15. WARRANTIES.

(a) All Services and/or Deliverables shall be performed and/or delivered in a professional and workmanlike manner in accordance with generally accepted industry practices, and if unacceptable to Apollo Entity, shall be re-performed to the satisfaction of Apollo Entity in accordance with the acceptance procedures set forth in this Agreement, All Personnel of the Company shall have the necessary training and expertise and be qualified to provide the Services and/or Deliverables under this Agreement. Company shall extend all warranties that Company receives from its suppliers to Apollo Entity and Apollo Affiliates and their respective assigns and successors.

(b) Additionally, Company further expressly represents and warrants that: (i) it has the authority and the right to enter into this Agreement: (ii) each of its employees, agents or representatives assigned to provide Services under this Agreement to Apollo Entity or to an Apollo Affiliate, shall have the proper skill, training and background so as to be able 10 perform such Services in a competent and professional manner; (iii) all Services shall be performed in a manner compatible with Apollo Entity’s business operations; (iv) Company shall cause the Services to be performed strictly in compliance with the applicable SOW and in accordance with this Agreement and generally accepted industry practices; (v) neither the Services nor the Deliverables shall be in -violation of any applicable law, rule, ordinance and regulation, and Company shall have obtained all licenses or permits required to comply with such laws, rules, ordinances and regulations; (vi) neither the Services nor the Deliverables shall violate or in any way infringe upon the rights of third parties, including, hut not limited to: property, contractual, employment, privacy rights or any intellectual property rights (including copyrights, trademark rights, patent rights or trade secrets): and (vii) Company and its Personnel shall be responsible for obtaining all required releases and authorizations with respect to the use of any third party intellectual property in the Hosted Service. These warranties are in addition to all warranties contained under the law and all warranties shall survive any inspection, delivery, acceptance or payment by Apollo Entity.

16. CONFIDENTIALITY.

(a) For purposes of Section 16, a party that receives Confidential information from the other party is the “Receiving Party” and the party that owns the Confidential Information and provides it to the Receiving Party is the “Disclosing Party.” Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed by the Receiving Party to the Disclosing Party; (ii) was lawfully known to the Receiving Party prior to its disclosure by the Disclosing Party; (iii) is lawfully received from a third party without breach of any obligation owed to the Disclosing Party; or (iv) is independently developed by the Receiving Party.

(b) All Confidential Information will be the sole and exclusive property of the Disclosing Party and the Receiving Party will not have any ownership interest in such Confidential information or engage in any derivative uses thereof. The Receiving Parry, shall: (a) use at least the same degree of care to prevent unauthorized use and disclosure of such Confidential Information as the Receiving Party uses with respect to its own confidential information of a similar nature, provided that in all events, the manner and method used to prevent unauthorized use and disclosure is commercially reasonable in the circumstances; (b) use such Confidential Information only in performance of its obligations under this Agreement; and (c) not disclose or grant access to such Confidential Information to any third party (including representatives, counsel and consultants) without the express prior written consent of the Disclosing Party, The Receiving Party shall provide prompt written notice to the Disclosing Party of any actual or potential unauthorized disclosure or unauthorized use of the Confidential Information and shall assist the Disclosing Party in the remedying to prevent and/or stop the disclosure or use of the Confidential Information.

(c) In the event the Receiving Party becomes legally compelled (by depositions, interrogatory, subpoena, civil investigative demand, similar process or otherwise) to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Pam/ may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained. Or if the Disclosing Party waives in writing compliance with the terms hereof, the Receiving Party agrees to furnish only that portion of the information which the Receiving Party is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain confidential treatment of such information.

(d) The Receiving Party shall return to the Disclosing Party, or at the Disclosing Party’s option, destroy (and certify in writing such return or destruction) any and all Confidential Information upon termination or expiration of this Agreement and upon request of the Disclosing Party. This Section shall survive termination or expiration of this Agreement.

(e) Despite any other provision herein, the failure by the Disclosing Party to identify information as Confidential information is not an acknowledgement or admission by the Disclosing Party that the information is not confidential or a waiver by the Disclosing Party of any of its rights with respect to such information.

(f) The Receiving Party understands and acknowledges that the Confidential information has been developed or obtained by the Disclosing Party through the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of the Disclosing Party which provides a significant market advantage. The Receiving Party further acknowledges and agrees that due to the unique nature of the Confidential Information, there can he no adequate remedy at law for any breach of the Receiving Party’s obligations hereunder, that any such breach may result in irreparable harm to the Disclosing Party, and therefore, the Receiving Party agrees that upon any such breach or any threat thereof; the Disclosing Party may immediately seek injunctive relief against such breach or threatened breads. Accordingly, the Disclosing Party shall be entitled to appropriate equitable relief from a court of competent jurisdiction in addition to whatever remedies the Disclosing Party might have at law.

(g) Any breach of this Section entitled “CONFIDENTIALITY” shall constitute a material breach of this Agreement. The Receiving Party recognizes and agrees that nothing contained in this Agreement shall be construed as the Disclosing Party or Apollo Affiliates granting the Receiving Party any ownership, intellectual property or other rights by license or otherwise to any Confidential Information disclosed by the Disclosing Party pursuant to this Agreement. The acts or omissions of the Receiving Party and anyone with which it is associated, including, but not limited to, its Personnel and their respective employees, related to Confidential information shall be deemed to be the acts or omissions of the Receiving Party,

(h) Additional Protection of Personal Information. Company shall undertake the following obligations which are in addition to those otherwise set forth herein:

(i) FERPA. If Company, its employees or agents are provided access to any Student Information, Company acknowledges that it is subject to and will fully comply with the privacy regulations outlined in the Family Educational Rights and Privacy Act, 20 U.S.C. § 1232g; 34 C.F.R. Part 99, as amended (“FERPA”), for the handling of such information. Company will not disclose or use any Student Information except to the extent necessary to carry out its obligations under this Agreement and as permitted by FERPA. Company shall be subject to and agrees to abide by Apollo Entity’s established and published FERPA policies.

(ii) Adequate Safeguards. Company shall implement and maintain administrative, physical and technical safeguards (“Safeguards”) that prevent any collection, use or disclosure of, or access to, Personal Information that this Agreement does not expressly authorize, including, without limitation, an information security program that meets the standards of industry practice to safeguard Personal Information. Such information security program shall include, without limitation: (A) adequate physical security of all premises in which Personal Information will be processed and/or stored; (B) reasonable precautions taken with respect to the employment of and access given to Company personnel, including background checks and security clearances that assign specific access privileges to such personnel; (C) an appropriate network security program; (U) strong cryptography with associated key- management processes and procedures and security protocols (for example, hut not limited to: SSL/TLS, IPSEC, SSH, etc.) to safeguard Confidential Information during transmission over open or public networks —examples of open_ public networks, not limited to the following; The Internet, any Wireless technologies. Global System for Mobile communications (GSM) and General Packet Radio Service (GPRS). Such network security program shall include, without limitation: (I) appropriate access controls and data integrity controls; (2) testing and auditing of all controls; and (3) appropriate corrective action and incident response, plans. Company shall provide Apollo Entity with the results of any and all audits and any other information regarding the Safeguards and related measures upon reasonable request.

(iii) Compliance with Policies. Company shall comply with Apollo Entity’s written confidentiality, privacy and security policies. Compliance with such policies shall not otherwise relieve Company of its duties with respect to Personal Information.

(iv) Notification of Security Breach. Company shall immediately notify Apollo Entity of any actual, probable or reasonably suspected breach of security of Company’s systems and of any other actual probable or reasonably suspected unauthorized access to or acquisition, use Loss, destruction, compromise or disclosure of any Personal Information (each, a “Security Breach”). In the event of a Security Breach, Company shall use its best efforts and at its own cost and expense: (A) assist Apollo Entity in investigating, remedying and taking any other action Apollo Entity deems necessary regarding such Security Breach; (B) assist Apollo Entity in any dispute, inquiry or claim that concerns a Security Breach; and (C) provide Apollo Entity with assurance satisfactory to Apollo Entity that such Security Breach or potential Security Breach will not recur,

(v) Additional Terms. In addition to the foregoing, Personal Information shall be deemed the Confidential Information of Apollo Entity, Company will ensure that all Personal Information resides in, and may be accessed only from within, the United States, unless approved in writing in advance by Apollo Entity. In addition to compliance with the provisions of this Agreement. Company shall comply with all laws applicable to Company related to the use of the Personal Information, or otherwise. The parties may enter into supplemental or additional terms and conditions with respect to Personal Information as may be necessary to comply with applicable law. Any violation of this Section shall he deemed a material breach of the Agreement by Company entitling Apollo Entity to immediate injunctive relief and constituting grounds for immediate termination of this Agreement by Apollo Entity, among other remedies.

17. COMPLIANCE WITH LAWS AND POLICIES.

(a) Company will comply with all applicable current and future local, state, and federal laws, regulations and ordinances with respect to the Services and Deliverables.

(b) If Company, its employees or agents are provided access to any Student Information, Company acknowledges that it is subject to and will My comply with the privacy regulations outlined in the Family Educational Rights and Privacy Act. 20 U.S.C. § 1232g 34 C.F.R. Part 99, as amended (“FERPA”), for the handling of such information, Company will not disclose or use any Student Information except to the extent necessary to carry out its obligations under this Agreement and as permitted by FERPA, Company shall be subject to and agrees to abide by Apollo Entity’s established and published FERPA policies. Notwithstanding any other provision in this Agreement. Company shall maintain effective information security measures to protect Student Information from unauthorized disclosure or use. Such security measures shall, in accordance with the highest standards of industry practice, prevent any unauthorized access, alteration, manipulation or use of any Student Information. Further, Company will provide Apollo Entity with information regarding such security measures upon reasonable request and promptly provide Apollo Entity with information regarding any failure of such security measures or any security breach related to Student Information and will use its best efforts in working diligently with Apollo Entity to remedy any such failure or security breach, In addition to the foregoing, Student Information shall he deemed the Confidential Information of Apollo Entity. The responsibilities of Company under this provision are in addition to any related obligations of Company under this Agreement and applicable statute, regulation, law or contract. Any violation of this Subsection shall be deemed a material breach or the Agreement by Company entitling Apollo Entity to immediate injunctive relief and constituting grounds for immediate termination of this Agreement by Apollo Entity, among other remedies.

(c) Title IV Compliance.

(i) Company represents that it has never participated as an institution or third-party servicer in any federal student aid program authorized under the Higher Education Act of 1965, as amended;

(ii) Company upon its knowledge and belief represents that neither it, nor any of its employees, directors, officers or subcontractors has been: (x) convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of Federal, State, or local government funds; or (y) administratively or judicially determined to have committed fraud or any other material violation of law involving Federal, State, or local government funds.

(iii) Company agrees to promptly notify Apollo Entity in writing if there is any change in its representations in (x) and (y) in the immediately preceding paragraph and to promptly reaffirm these representations to Apollo Entity upon request

(d) Non-Discrimination. Each party agrees not to discriminate against any employee or applicant for employment on the basis of any category or characteristic protected by applicable federal, state, or local taw. In addition, the provisions of 41 C.F.R. Section 60-1.4(a), 41 C.F.R. Section 60-300.5(a), 41 C.F.R. Section 60- 741.5(a), and 29 C.F.R. Part 471, Appendix A to Subpart A are, if applicable, incorporated by reference.

(e) Business and Travel Policies. Company agrees that it has read, understood, and will abide by the terms and provisions of Apollo Entity’s Business and Travel Expense Policies found at http://www.apollogrp.edu/vendor/VendorTravelPolicy.pdf as amended from time to time at Apollo Entity’s discretion.

E-Mail. Any email communication administered by Company under this Agreement pursuant to Services provided in an applicable SOW shall be subject the prior review and express written consent of Apollo Entity. Company shall be responsible for ensuring that all such email complies in all respects with the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), as amended, and all applicable state and local laws, rules and regulations. Such email will only be sent to those Respondents who have not opted out of receiving such communications. At no time, shall the email being sent by the Company to its opted-in users, refer to Apollo Entity, without the express written consent of Apollo Entity. All email recipients will have opted-in to receive entails. Email recipients can opt out at any time. All entails will feature an opt-out for recipients to select for exclusion from all participation and further contact. Company will maintain all opt-outs. All survey or similar research participation by Respondents must require unambiguous, affirmative opt-in consent.

18. INDEMNIFICATION.

(a) Company shall defend, indemnify and hold harmless Apollo Indemnified Parties, from and against any and all suits, claims, actions, causes of actions, judgments, damages, liabilities, losses, damage to property or for injury to or death of any person, costs and expenses (including without limitation court costs, litigation expenses and reasonable attorneys’ fees) (collectively referred to as “Claims”) asserted against Apollo Indemnified Parties arising out of or from, or alleged to have arisen from: (i) the acts or omissions (whether negligent, reckless, intentional or otherwise) of Company, its employees, agents, contractors or subcontractors; (ii) any misrepresentation, omission, breach of warranty breach of any covenant or other breach or default by Company under this Agreement; (iii) without limitation any infringement of third party rights or violation or breach of confidentiality as stated herein; and (iv) any claim by any employee of Company against Apollo Entity or any Apollo Affiliate claiming any employment benefit of Apollo Entity or any Apollo Affiliate.

(b) Infringement Indemnification. Notwithstanding any of the other indemnities or releases contained in this Agreement, Company shall indemnify, defend and hold the Apollo indemnified Parties harmless from and against any Claims asserted by or arising in favor of any person or entity for or as a result of infringement or alleged infringement of any patents, copyrights or trademarks, or misappropriation or misuse of any trade secrets or other confidential information, based on or related to the Services, Deliverables or Company, its employees, agents, contractors or subcontractors, or use or application of any processes, compositions, equipment, machines, articles of manufacture or computer software in connection therewith. Company shall at its sole expense, promptly undertake to procure for Apollo Entity the right to continue using any Service or Deliverable subject to such Claims. If, however, such right cannot he procured on terms and conditions reasonably acceptable to Apollo Entity, Company shall, at its sole expense but at Apollo Entity’s discretion: (i) promptly modify such Service and/or Deliverable to render it non-infringing but functionally equivalent; (ii) promptly substitute such Service and/or Deliverable with a replacement that is non-infringing but is functionally equivalent; or (iii) refund to Apollo Entity the sums actually paid for the Service and/or Deliverable and Apollo Entity shall cease to use same.

19. INSURANCE. Company, at its own cost and expense, shall maintain for the duration of this Agreement the following insurance: (a) \Yorkers’ Compensation for all its employees as prescribed by law: (h) Employers’ Liability with limits of not less than $500,000 per occurrence and $1.0 million in the aggregate that includes coverage for accidents and disease; (c) Commercial Comprehensive General Liability Insurance with limits of not less than $1.0 million per occurrence, $50,000 for fire damage on any one fire and $3.0 million in the general aggregate that includes bodily injury, property damage, advertising injury, employee liability, products and completed operations and contractual liability coverage naming Apollo Entity. Apollo Affiliates and each of their officers, directors, officials, agents and employees (collectively, the “Apollo Insured Parties”) as additional insureds; (d) Professional Liability insurance with a limit of not less than $1.0 million per occurrence and $1.0 million in the aggregate for each year; (e) Automobile Liability insurance with a limit of not less than $1.0 million per occurrence for bodily injury and property damage naming the Apollo Insured Parties as additional insureds for any auto or owned, hired and non-owned vehicles; (0 Technology Errors and Omissions insurance with a limit of not less than $5.0 million per occurrence and in the aggregate that includes coverage for liabilities arising from errors and omissions in providing the Services and/or Deliverables naming the Apollo Insured Parties as additional insureds; (g) Media Liability coverage with a limit of not less than $5.0 million per occurrence and in the aggregate that includes coverage for libel, slander, defamation, content, infringement of copyright, trademark, trade dress and software code, and invasion of privacy naming the Apollo Insured Parties as additional insureds; and (h) Internet. Network and Privacy insurance with a limit of not less than $5.0 million per occurrence and in the aggregate that includes coverage for system attacks, denial or loss of service, introduction, implantation or spread of malicious software code, unauthorized access and use of computer systems, and privacy liability arising from the loss or disclosure of Confidential Information, regardless of how it occurs, naming the Apollo Insured Parties as additional insureds.

If said Commercial General Liability policy does not automatically cover Company’s contractual liability under this Agreement, Company shall obtain a specific endorsement adding such coverage. If any of the foregoing policies are written on a “claims made” basis instead of an “occurrence” basis, Company shall arrange for adequate time for reporting losses, and coverage under (d) above for Professional Liability shall extend for two (2) years past completion and acceptance of the Services and Deliverables provided by Company under this Agreement. With respect to the foregoing insurance policies in which the Apollo Ensured Parties are named as additional insureds, the Apollo Insured Parties shall be additional insureds to the full limits of liability purchased by Company even if such limits of liability arc in excess of those required by this Agreement. Failure to provide contractual liability endorsement coverage or adequate reporting time shall be at Company’s sole risk. Company’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability. Company’s procurement of such insurance shall in no way affect the indemnification or warranty provisions set forth in this Agreement, but shall be additional security therefor.

(a) Verification of Coverage. Each insurance policy required by this Agreement must be in effect at or prior to the Effective Date and remain in effect during the term of this Agreement. Failure to maintain the insurance policies as required by this Agreement or to provide evidence of renewal is a material breach of this Agreement. Company shall provide the certificate(s) of insurance evidencing such coverage to Apollo Entity at the address provided in this Agreement within ten (10) calendar days of execution of the Agreement. Apollo Entity shall receive thirty (30) days prior written notification of any changes to or cancellation of Company’s insurance policy(ies). Said certificate(s) of insurance shall include all subcontractors as insureds under its policies or Company shall furnish to Apollo Entity separate certificates and endorsements for each subcontractor. All coverages for subcontractors shall be sufficient to cover all of their work performed hereunder. Apollo Entity reserves the right to require complete, certified copies of all insurance policies required by this Agreement from Company, at any time during the term of this Agreement.

(b) Insurer Waiver of Subrogation. the insurance policies set forth above shall contain a waiver of subrogation by, the insurer against the Apollo Insured Parties for losses arising from or related to Company’s performance under this Agreement.

(c) Insurer. Company shall place its insurance required hereunder with insurers duly licensed or approved unlicensed companies in the State of Arizona and with a —Best’s” rating of at ]east A X. Apollo Entity and Apollo Affiliates do not warrant to Company that the above required minimum insurer rating is sufficient to protect Company from potential insurer insolvency.

(d) Self-Insured Retentions and Deductibles. Any self-insured retentions and deductibles of Company must be disclosed to and approved by Apollo Entity. At the option of Apollo Entity either: (l ) the insurer shall reduce or eliminate such self-insured retentions with respect to the Apollo Insured Parties; or (2) Company shall procure a bond guaranteeing payment of losses and related investigations, claims administration and defense costs. Company’s insurance coverage shall he primary insurance with respect to the Apollo Insured Parties. Any insurance or self-insurance maintained by the Apollo insured Parties shall he in excess of Company’s insurance and shall not contribute to it.

(i) Excess Liability. The insurance coverages and limits specified herein shall not be construed in any way as limits of liability or as constituting acceptance by the Apollo Insured Parties of responsibility for losses in excess of such insurance coverages or limits. No acceptance and or approval of any insurance by Apollo Entity shall be construed as relieving or excusing Company from any liability or obligation imposed by the provisions of the Agreement.

20. RELATIONSHIP.

(a) Conflict of Interest. Company acknowledges and agrees that the relationship with Apollo Entity is that of an independent contractor and nothing in this Agreement or related to Company’s performance of any obligation hereunder shall be construed to create an employee relationship between Apollo Entity and Company or any of Company’s employees, Company is solely responsible for any and all liabilities of its employees for their performance under this Agreement and further is responsible for any and all taxes imposed upon Company, including FICA, arm unemployment taxes, worker’s compensation coverage and other liabilities incurred as the employer providing products, services and/or deliverables pursuant to this Agreement. Company acknowledges and agrees that its employees are employees of Company and further acknowledges and agrees that its employees are not eligible for any benefits under any benefit plan of Apollo Entity, Apollo Affiliates, or their respective successors. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

(b) Exclusivity. PDN hereby represents and warrants that it will not conduct any Services or advertising with anyone in the Category within the Territory during the term of this Agreement.

21. CONFLICTS OF INTEREST AND COMPLIANCE MATH LAW.

(a) Conflict of Interest. Company shall disclose to Apollo Filthy any relationships it has with any employee, officer or director of Apollo Entity or an Apollo Affiliate whereby the employee, officer or director may directly or indirectly receive any financial or other benefit from Company, whether as a result of this Agreement or otherwise. In such an event, Company shall disclose the employee’s. officer’s or director’s name and the benefit/interest involved on the form provided by Apollo Entity. Based upon such information. Apollo Entity may in its sole discretion, accept or reject the Agreement, Additionally, if Company becomes aware of a relationship with any employee, officer or director of Apollo Entity or an Apollo Affiliate during the term of this Agreement that results in such employee, officer or director receiving any direct or indirect financial or other benefit from Company, Company shall disclose such relationship immediately to Apollo Entity. in any event. Company shall notify Apollo Entity in writing within fifteen (15) calendar days of learning about such relationship. Apollo Entity may in its sole discretion, approve such relationship in writing or may terminate this Agreement upon one (1) business day written notice.

(b) Gratuity. Apollo Entity and Apollo Affiliates’ employees, officers, directors, agents and representatives are hound by a Gift and Entertainment policy. Accordingly, Apollo Entity and Apollo Affiliates’ employees, officers, directors, agents and representatives and their spouses, family members and relatives are prohibited from accepting, and Company is prohibited from offering, giving or agreeing to give, any gifts, gratuities, favors or advantages from Company which could act as an inducement or a reward, except for insignificant items of low value such as business lunches and advertising items (for example pens, calendars and the like). Company agrees not to provide such persons with such gifts, gratuities, favors or advantages. Further, Company shall not enter into this Agreement it’ it has knowledge that, in connection with it, any money has been, or will be, paid to any person working for or engaged by any Apollo Entity or Apollo Affiliate by or for the Company, or that an agreement has been reached to that effect, unless details of any such arrangement have been disclosed in writing to Apollo before execution of this Agreement. Company further agrees that any violation of this provision shall be considered a material breach and in such event, Apollo Entity may immediately terminate this Agreement y written notice in its sole discretion and any such termination shall be without prejudice to any right or remedy that has already accrued or subsequently accrues to Apollo Entity or any Apollo Affiliate.

(c) Certain Federal Law. Neither Company nor any of its employees, officers, directors, agents, partners or investors will take any action that would violate the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”), or which would violate the FCPA were such person subject thereto, or take any actions which would cause Apollo or Company to be in violation of the FCPA. Company will promptly report to Apollo any activity by Company or any of its employees, officers, directors, agents, partners or investors that may violate the FCPA. Company shall ensure that all of its books and accounting records will be maintained in a complete and accurate manner that is consistent with the requirements of the FCPA. Further, Company will not export or transfer any Services or Deliverables directly or indirectly to any country that is subject to a U.S. trade embargo or is otherwise subject to U.S. international trade sanctions, or to any person who is listed by an agency of the U.S. government as a specially designated national, blocked, denied, or debarred person, or a person having similar status.

(d) Effect of Termination. Upon and termination under this Section 21, Apollo Entity shall have no further liability to Company and Company shall be entitled to payment by Apollo Entity only for those Services and/or Deliverables delivered pursuant to this Agreement up to the date of termination. Notwithstanding Section 22 of this Agreement, any dispute relating to the interpretation of this Section 21, or the amount or value of any gift, consideration or commission, shall be determined by Apollo in its sole discretion and the decision shall be final and conclusive.

GOVERNING LAW, FORUM AND DISPUTE RESOLUTION.

(a) Governing Law and Forum. Unless otherwise expressly set forth herein, any dispute or action shall be governed y this Section 22(a). The laws of the State of Arizona, without giving effect to its conflicts of law principles or rules, shall govern all matters arising out of or relating: to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the Superior Court of Maricopa County, in the State of Arizona or in the United States District Court for the District of Arizona. For the purposes of all legal actions and proceedings arising out of or relating to this Agreement, each party to this Agreement submits to the exclusive jurisdiction of: (a) any court of the County of Maricopa County, Arizona and its appellate courts: and (b) the United States District Court for the District of Arizona and its appellate courts.

(b) Dispute Resolution, In the event a controversy, claim or dispute (“dispute”) arising out of or relating to this Agreement arises between the parties, either party may request by notice to the other party that the dispute he escalated to the parties’ respective senior management personnel. Upon request, each party’s respective senior management personnel will conference by telephone or in person with the other party’s senior management personnel within a reasonable period of time not to exceed fifteen (15) calendar days of such notice to determine if the dispute may be resolved. If such senior management personnel arc unable to resolve the dispute within thirty (30) calendar days of such meeting, either party may resort to dispute resolution procedures allowable under this Agreement. Either party may seek injunctive or other urgent equitable relief at any time.

23. [INTENTIONALLY OMITTED].

24. GENERAL PROVISIONS.

(a) Assignment. This Agreement may not be assigned, in whole or in part, by Company without the advance written consent of Apollo Entity. Company may not delegate any performance under this Agreement Any attempt by Company to assign and/or delegate its performance under this Agreement, in whole or in part, in violation of this provision is void. Apollo Entity may assign this Agreement and any of its rights and/or obligations hereunder upon written notice to Company without the consent of Company.

(b) Corporate Authority. Each party represents and warrants that the person executing this Agreement is duly authorized to bind and to act on behalf of its respective entity and that this Agreement is binding upon said entity in accordance with this Agreement’s terms.

(c) Audit. Company shall maintain records of all activities subject to payments pursuant to this Agreement Company shall permit Apollo Entity or a reputable independent certified public accounting firm designated by Apollo Entity to access and review, at a mutually agreed upon time during normal business hours, the records and books of account of Company that relate to its performance under this Agreement and any related SOW, purchase order or related documentation, for the purpose of determining whether such performance was and remains consistent with Company’s obligations hereunder. Such audits shall be limited to one (1) in any consecutive twelve (12) month period.

(d) Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement, This Agreement may be executed by facsimile or PDF. Said facsimile or PDF shall be deemed an original and fully enforceable and admissible in any legal proceeding. Delivery of an executed counterpart signature page by facsimile or PDF is as effective as executing and delivering this Agreement in the presence of the other panics to this Agreement, This Agreement is effective upon delivery of one executed counterpart from each party to the other party(ies). In proving this Agreement, a party must produce or account only for the executed counterpart of the party to be charged,

(e) Entire Agreement. This is the entire agreement between the parties relating to the subject matter herein and supersedes any prior representations or agreements. oral or written and all other communications. This Agreement will not be varied except in writing, signed by the parties. Except as otherwise explicitly provided in this Agreement, the provisions of this Agreement shall control and prevail over any conflicting provisions in any SOW, proposal, purchase order, acceptance notice or other document attached hereto and/or related to the subject matter of this Agreement.

(f) Force Majeure. Neither party shall be liable to the other for any acts of God, governmental orders or restrictions, terrorism, riot, lire, flood or other natural disaster (“Force Majeure Event”), that prevents a party (the “Nonperforming Party”), in whole or in part, from: (i) performing its obligations under this Agreement: or (ii) satisfying, any conditions to such party’s obligations under this Agreement, where the unforeseen Force Majeure Event is beyond the reasonable control of and not the fault oldie Nonperforming Party and the Nonperforming Party has been unable to avoid or overcome the Force Majeure Event by the exercise of due diligence. A Force Majeure Event excludes economic hardship, changes in market conditions or insufficiency of funds. The party claiming to be affected by the Force Majeure Event shall provide immediate notice to the other party setting forth the particulars of the Force Majeure Event, Upon cessation of the Force Majeure Event, the Nonperforming Party agrees promptly to perform or complete the performance of its obligations as set forth in this Agreement. In the event the delay exceeds thirty (30) calendar days, the party that is not the Nonperforming Party shall have the right to immediately terminate this Agreement and recover any amounts paid in advance for the delayed Services and Deliverables.

(g) Headings and Captions. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

(h) Interpretations. The parties agree that the terms and conditions of this Agreement are a result of mutual negotiations. Therefore, the rule of construction that any ambiguity shall apply against the drafter is not applicable and will not apply to this Agreement. Any ambiguities shall be reasonably construed as to its fair meaning and not strictly for or against one party regardless of who authored the ambiguous language.

(i) No Waiver. The parties may not waive any provision of this Agreement in whole or in part, except pursuant to a writing executed by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement will not be construed to be a continuing waiver of any provisions hereunder, nor will the failure by either party to strictly enforce any provision of this Agreement prejudice the right of that party to take any action in the future to enforce any provisions hereunder.

(j) Publicity. Except as specifically authorized in writing by Apollo Entity or as required by law (which requirement shall be described in detail to Apollo Entity in writing at least five (5) business days prior to the date of scheduled disclosure). Company shall not publicize this Agreement or the transactions contemplated herein, nor shall Company use in any manner, Apollo Entity’s or any Apollo Affiliate’s name, Trademark, service mark, service name or symbol, in any advertising or promotion including but not limited to, press releases, paid advertisements, announcements at public events, trade shows and conferences, promotional flyers and other materials.

(k) SeverabiIity. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by a competent court or tribunal the validity and enforceability of the remaining provisions will not he affected and, in lieu of such illegal, invalid or unenforceable provision, there will be added as part of this Agreement one or more provisions as similar in terms and effect as may be legal, valid and enforceable under applicable law.

(l) Notices. Notices permitted or required under this Agreement shall he deemed to have been given on the date actually received when personally delivered or when sent by electronically confirmed facsimile or email followed by written confirmation sent by mail as provided herein, or three (3) business days after mailing if mailed by registered or certified U.S. mail, return receipt requested. The notice address for each party is on the signature page of this Agreement, and may be changed by giving notice as provided herein. All notices provided to Apollo Entity must copy the office of Apollo Group, Inc. General Counsel.

(m) Third Party Beneficiaries. This Agreement is for the benefit of Apollo Entity, Apollo Affiliates and Company only and not for the benefit of any other party.

(n) Binding Nature. All terms and conditions of this Agreement shall he binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

IN WITNESS WHEREOF, The parties have executed this Agreement as of the Effective Date.

Accepted by

Apollo Entity:	Company:

Address	Address

iHispano.com LLC 150 N Wacker Dr Ste 2360 Chicago, IL 60606

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

EXHIBIT A

STATEMENT OF WORK

(Attached)

Include itemized list of all Services and/or Deliverables to be provided by the Company. If applicable, include a list of people that Will perform the Services, include itemized list of prices to he charged for the Services and/or Deliverables.

Include each party’s specific responsibilities and obligations with respect to the Services and/or Deliverables. Include delivery and/or performance schedules, milestones and payment schedule.

Include other information the parties deem necessary or appropriate to be included in the Statement of Work. Roth parties should execute the Statement of Work.

Exhibit B — Service Levels

Active Products and Services. Company shall ensure that all Services are maintained in an active status for the timeframe agreed upon in the Agreement or SOW.

Service Capacity. The Services reside on redundant servers in a fault tolerant environment.

Service Availability. Company shall make the Services available 99.0% of the time, or better, for any given month, excluding scheduled downtimes as described below.

Maintenance. Maintenance of the Services must be accomplished so as to meet an availability standard of 99.0% in any given month, exclusive of scheduled down times. A scheduled downtime is a downtime which is (i) scheduled with at least two (2) days prior notice, (ii) scheduled far off-peak hours, and (iii) does not exceed four (4) hours at any one time and sixteen (16) hours in aggregate in airy given month. Unscheduled downtime exceeding, 1% for any give Product or Service shall be credited to Apollo Entity on a pro rata basis within two (2) billing cycles.